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                                                                     Exhibit 4.5

                            ARTICLES OF INCORPORATION

                                       OF

                        CARPET RECYCLING OF GEORGIA, INC.

                                   ----------

          The undersigned, an individual, does hereby act as incorporator in adopting the following Articles of Incorporation for the purpose of organizing a business corporation, pursuant to the provisions of the Georgia Business Corporation Code.

          FIRST: The name of the corporation (hereinafter called the "corporation") is Carpet Recycling of Georgia, Inc.

          SECOND: The number of shares which the corporation is authorized to issue is 8,000, all of which are of a par value of $.01 dollars each and are of the same class and are Common shares.

          THIRD: The street address and the county of the initial registered office of the corporation in the State of Georgia is 1201 Peachtree Street, N.E., Atlanta, Fulton County, Georgia 30361.

          The name of the initial registered agent of the corporation at the said registered office is CT Corporation System.

          FOURTH: The name and the address of the incorporator are:

NAME              ADDRESS

Douglas G. Gray   c/o Edwards & Angell
                  2700 Hospital Trust Tower
                  Providence, RI 02903


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          FIFTH: The mailing address of the initial principal office of the corporation is: 1040 Broad Street, Suite 302, Shrewsbury, New Jersey.

          SIXTH: The purposes for which the corporation is organized, which shall include the authority of the corporation to engage in any lawful business, are as follows:

          To engage in the business of procuring recycled post-consumer carpet materials, fabricating equipment related to recycling carpets, and selling and leasing such equipment.

          To have all of the general powers granted to corporations organized under the Georgia Business Corporation Code, whether granted by specific statutory authority or by construction of law.

          SEVENTH: No holder of any of the shares of any class of the corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of any class of the corporation or for the purchase of any shares, bonds, securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of any class of the corporation; and any and all of such shares, bonds, securities, or obligations of the corporation, whether now or hereafter authorized or created, may be issued, or may be reissued if the same have been reacquired and if their reissue is not prohibited, and any and all of such rights and options may be granted by the Board of Directors to such individuals and entities, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.

          EIGHTH: The corporation shall, to the fullest extent permitted by the provisions of the Georgia Business Corporation Code, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said provisions from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said provisions, and any indemnification effected under this provision shall not be deemed exclusive of rights to which those indemnified may be entitled under any Bylaw, vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

          NINTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of the Georgia Business Corporation Code, as the same may be amended and supplemented.


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          TENTH: Action required or permitted by the provisions of the Georgia
Business Corporation Code to be taken at a shareholders' meeting may be taken without a meeting in accordance with the provisions of Section 14-2-704 of the Georgia Business Corporation Code if the action is taken by persons who would be entitled to vote at a meeting shares having voting power to cast not less than the minimum number (or numbers, in the case of voting by groups) of votes that would be necessary to authorize or take the action at a meeting at which all shareholders entitled to vote were present and voted.

          ELEVENTH: In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the corporation, the Board of Directors, committees of the Board of Directors, and individual directors, in addition to considering the effects of any action on the corporation or its shareholders, may consider the interests of the employees, customers, suppliers, and creditors of the corporation and its subsidiaries, the communities in which offices or other establishments of the corporation and its subsidiaries are located, and all other factors such directors consider pertinent.

          TWELFTH: This Article constitutes an undertaking by the corporation to publish a notice of the filing of these Articles of Incorporation as required by the provisions of subsection (b) of Section 14-2-201.1 of the Georgia Business Corporation Code.

          THIRTEENTH: The duration of the corporation shall be perpetual.

Signed on ____________, 1997.


                                        ----------------------------------------
                                        Douglas G. Gray, Incorporator


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The Fulton County Daily Report
190 Pryor Street, S.W.
Atlanta, Georgia  30303

You are requested to publish, once a week for two consecutive weeks, commencing within ten days after your receipt of this letter, a notice in the following form:

                            "NOTICE OF INCORPORATION

     Notice is given that articles of incorporation which incorporate have been delivered to the Secretary of State for filing in accordance with the Georgia Business Corporation Code. The initial registered office of the corporation is located at 100 Peachtree Street, Atlanta, Fulton County, Georgia 30303 and its initial registered agent at such address is Corporation Service Company"

Enclosed is a check in the amount of $40 in payment of the cost of publishing this notice.

                                        Very truly yours,

                                        Corporation Service Company
                                        100 Peachtree Street
                                        Atlanta, Georgia  30303


Dated: ___________, 19___.              By:
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